Exhibit 3.25

State of Delaware Secretary of State Division of Corporations Delivered 04:23 PM 08/26/2009 FILED 04:23 PM 08/26/2009 SRV 090809630 – 0946128 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROV HOLDING, INC.

Pursuant to Sections 242, 245 and 303 of the Delaware General Corporation Law

The undersigned, John T. Wilson, certifies that he is the Secretary of ROV HOLDING, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

(1) The name of the Corporation is ROV HOLDING, INC.

(2) The name under which the Corporation was originally incorporated was ROV HOLDING, INC. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 13, 1982.

(3) On February 3, 2009, the Corporation filed a petition in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division seeking relief under Chapter 11 of the United States Bankruptcy Code.

(4) This Amended and Restated Certificate of Incorporation was duly adopted pursuant to a joint plan of reorganization confirmed by an order of the Bankruptcy Court on July 15, 2009 in accordance with the provisions of Sections 228, 242, 245 and 303 of the General Corporation Law of the State of Delaware.

(5) The text of the Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

ARTICLE FIRST

The name of the corporation (herein called the “Corporation”) is ROV HOLDING, INC.

ARTICLE SECOND

The address of the registered office of the Corporation in the State of Delaware is 1105 N. Market Street, Suite 1300, in the City of Wilmington, County of New Castle 19801. The name of the registered agent of the Corporation at such address is Wilmington Trust SP Services, Inc.

ARTICLE THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares, all of which shall be of one class, shall be designated common stock and shall have a par value of $.10 per share.

ARTICLE FIFTH

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

(a) The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-Laws of the Corporation.

The election of directors of the Corporation need not be by ballot unless the By-Laws so require.

(b) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

(i) To make, alter, amend or repeal the By-Laws in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation.

(ii) Without the assent or vote of the stockholders, to authorize and issue obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the Board of Directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property.

(iii) To determine whether any, and if any, what part, of the net profits of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such surplus.

(iv) To fix from time to time the amount of net profits of the Corporation or of its surplus to be reserved as working capital or for any other lawful purpose.

In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Amended and Restated Certificate of Incorporation and of the By-Laws of the Corporation.

(c) Any director or any officer elected or one appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-Laws of the Corporation.

(d) From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this paragraph (d).

ARTICLE SIXTH

Pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Corporation); provided, however, that this provision (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly owned subsidiaries and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

ARTICLE SEVENTH

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under §174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this certificate of incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE EIGHTH

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this 26th day of August, 2009.

/s/ John T. Wilson
John T. Wilson Secretary